SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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II-1

FOR IMMEDIATE RELEASE

Contact:
Joseph Doherty	Michael L. Schmickle
MacKenzie Partners, Inc.	EVP & Chief Financial Officer
(800) 322-2885 or	Workflow Management, Inc.
(212) 929-5500	(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT

MERGER CASH INCREASED TO $5.375 PER SHARE

REVISED PRICE SUBJECT TO CREDIT FACILITY AMENDMENT

STOCKHOLDER MEETING POSTPONED TO APRIL 1, 2004

Palm Beach, FL— March 30, 2004—Workflow Management, Inc. (NASDAQ: WORK) announced today that WF Holdings, Inc., an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC, has agreed to increase the cash amount to be paid for shares of Workflow common stock from $4.87 per share to $5.375 per share. WF Holdings and Workflow have amended their Merger Agreement, dated January 30, 2004, to provide for the increased merger consideration, subject to certain concessions from the Company’s lenders as discussed below.

A special meeting of stockholders to vote upon the merger transaction with WF Holdings had been scheduled for today. In order to allow Workflow stockholders an opportunity to consider the increased merger consideration and other factors, the special meeting of stockholders has been postponed to April 1, 2004 at 4:00 p.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida, 33406.

The amendment to the Merger Agreement is conditioned upon certain modifications to the Company’s most recent credit facility amendment and default waiver, which the Company and its lenders had entered into in January in connection with the Merger Agreement. Specifically, the revised merger price is conditioned upon the agreement of the Company’s lenders to waive certain amounts otherwise due to them to the extent that the Company’s “net debt” (as defined in the Merger Agreement) at the closing of the transaction with WF Holdings is less than the net debt target specified in the Merger Agreement. The Company expects to make an announcement later today regarding the position of its lenders on the proposed credit facility amendment.

Workflow also addressed a revised, non-binding financing and recapitalization proposal submitted by Pacific Coast Investment Partners in an amended Schedule 13D filed with the Securities and Exchange Commission on March 29, 2004. The Pacific Coast proposal includes a letter from LaSalle Business Credit stating it will, following the payment of certain amounts, consider establishing new revolving credit and term loan facilities and also includes a conditional proposal from Silver Point Finance, LLC for a junior loan facility. The LaSalle letter states that it is “neither a contract nor an offer to enter into a contract nor a commitment to obligate LaSalle in any way.” The LaSalle and Silver Point loan facility proposals are subject to completion of due diligence and several other conditions, including a proposed $30 million equity investment in Workflow based on a valuation of $4.87 per share. Despite repeated requests from the Company’s financial advisors, Pacific Coast has not provided the Company with equity commitment letters or term sheets, nor with the specific proposed equity investment by individual investors.

“The Board has discussed and, with the assistance of its advisors, has evaluated the Pacific Coast proposal,” reported Gerald F. Mahoney, Chairman of the Board. “In moving forward with the proposed merger with WF Holdings, the Board has considered, among other factors, the terms of the Pacific Coast proposal, the stated conditions to closing the proposed refinancing and recapitalization, the time necessary for the proposed lenders and new investors to conduct due diligence, the uncertainties inherent in proposals that do not represent enforceable commitments, and the absence of information about the proposed equity component of the proposal.”

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers - eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.

FOR IMMEDIATE RELEASE

Contact:

Joseph Doherty	Michael L. Schmickle
MacKenzie Partners, Inc.	EVP & Chief Financial Officer
(800) 322-2885 or	Workflow Management, Inc.
(212) 929-5500	(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT, INC.

•	Lenders Consent to Credit Facility Modification
•	Conditions to Merger Price Increase Satisfied
•	Financing Proposal Supporting Alternative Transaction Rescinded

Palm Beach, FL—March 30, 2004—Workflow Management, Inc. (NASDAQ: WORK) announced today that its lenders have consented to certain modifications to the Company’s most recent credit facility amendment and default waiver. As announced earlier today, these modifications were conditions to the agreement by WF Holdings, Inc., an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC, to increase the cash amount to be paid for shares of Workflow common stock in the pending merger transaction from $4.87 per share to $5.375 per share. As a result, all conditions to the increased merger price have now been satisfied. The Company’s stockholders will vote on the merger at a special stockholder meeting in West Palm Beach, Florida that has been postponed until April 1, 2004 at 4:00 p.m. EST.

In its press release from earlier today, Workflow referred to a non-binding alternative financing proposal by Pacific Coast Investment Partners, which was supported by a financing proposal from LaSalle Business Credit. The Company has now learned that, due to a conflict, LaSalle has rescinded its proposal.

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.